Exhibit (g) (2)

INVESCO FUNDS                                       INVESCO FUNDS GROUP, INC.
                                                    7800 East Union Avenue
                                                    Denver, Colorado  80237
                                                    Post Office Box 173706
                                                    Denver, Colorado  80217-3706
                                                    Telephone:  303-930-6300



May 26, 1999

State Street Bank and Trust Company
One Heritage Drive, JPB2N
North Quincy, MA 02171
Attn:  Christopher J. Meyers, Assistant Vice President

Re: Custodian Contract dated as of May 1, 1999 by and between INVESCO Treasurer's Series Trust and State Street Bank and Trust Company (the "Contract")

Ladies and Gentlemen:

You are hereby advised that, pursuant to a Notice of Termination filed with the Massachusetts Secretary of State effective as of May 28, 1999, a copy of which is attached hereto as Exhibit A, INVESCO Treasurer's Series Trust (the "Trust") has dissolved its business trust status.

You are further advised that, pursuant to Articles of Incorporation filed with the Maryland Secretary of State on March 17, 1999, a copy of which (as certified by said Secretary of State) is attached hereto as Exhibit B, the fund has incorporated under the laws of Maryland.

In light of the foregoing notices, and pursuant to Section 14 of the Contract, the Company hereby requests your bank's consent to amend the Contract as follows:

1. The words "business trust" and "The Commonwealth of Massachusetts" occurring in the first unnumbered paragraph of the Contract shall be deleted and replaced in their entirety with "corporation" and "The State of Maryland," respectively.

2. All references within the Contract to the Company's Declaration of Trust shall be amended to refer to the Company`s Articles of Incorporation.

3. All references within the Contract to the Trust's Board of Trustees shall be amended to refer to the Company's Board of Directors.

4. All references within the Contract to either a "proper purpose" or "proper trust purpose" of the Company shall be amended to refer to a "proper corporate purpose" of the Company.

All other terms and conditions of the Custodian Contract shall remain in full force and effect and further are hereby confirmed and ratified by the Company.

Kindly indicate your concurrence with the foregoing amendment by executing two copies of this letter, returning one to the Company and retaining one for your records. This amendment shall be effective as of the date indicated below.

Sincerely,


INVESCO TREASURER'S SERIES FUNDS, INC.


By:         /s/ Mark H. Williamson
            -------------------------------
Name:       Mark H. Williamson
 Title:     President, Duly Authorized

AGREED AND ACCEPTED:

STATE STREET BANK AND TRUST COMPANY


By:
            -------------------------------
Name:       Ronald E. Logue
Title:      Vice Chairman, Duly Authorized

Effective Date: _______________, 1999

Attachments